Exhibit 99.1

Priceline.com Reports Financial Results
For 4th Quarter and Full-Year 2006

Gross Travel Bookings increase 38.3% year-over-year

     NORWALK, Conn., February 12, 2007 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 4th quarter and full-year 2006.  Gross travel bookings for the 4th quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 38.3% year-over-year to $742.4 million.  Revenues in the 4th quarter were $260.1 million, a 27.5% increase over a year ago.

Priceline.com’s GAAP gross profit for the 4th quarter 2006 was $99.5 million, up 53.3% from the prior year.  Priceline.com had 4th quarter 2006 GAAP net income of $13.2 million, or $0.33 per diluted share, which compares to $3.8 million, or $0.09 per diluted share in the same period a year ago.  GAAP net income in the 4th quarter 2006 was positively affected by an income tax benefit in the amount of $3.0 million resulting from the impact on deferred taxes of a reduction in the Netherlands’ statutory tax rate enacted in the 4th quarter of 2006.

Pro forma gross profit for the 4th quarter 2006 was $99.9 million, an increase of 53.0% over the same period in the prior year.  Pro forma net income for the quarter was $22.4 million, or $0.58 per diluted share, which compares to $11.4 million, or $0.28 per diluted share in the same period a year ago.  First Call analyst consensus for the 4th quarter 2006 was $0.41 per diluted share.  The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

For full-year 2006, priceline.com reported gross travel bookings of $3.3 billion, a 49.1% increase over full-year 2005.  Full-year 2006 revenues were $1.1 billion versus $962.7 million a year ago.  Priceline.com’s GAAP gross profit for 2006 was $401.1 million, a 49.7% increase over the prior year.  Full-year 2006 GAAP net income was $72.5 million, or $1.68 per diluted share.  Pro forma gross profit for full-year 2006 was $401.0 million, a 48.6% increase over 2005.  Pro forma net income for 2006 was $83.1 million, or $2.03 per diluted share.  Full-year 2006 results include the operating results of Booking.com B.V., which was acquired in July 2005. GAAP net income for full-year 2006 and 2005 was positively affected by non-cash US income tax benefits amounting to $28.1 million and $170.5 million, respectively, from reversing a portion of priceline.com’s deferred tax asset valuation allowance.  GAAP net income in 2006 was also positively affected by $3.0 million resulting from the benefit described above from the reduction in the Netherlands’ statutory tax rate.

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“Two major factors contributed to Priceline.com’s over-performance in the 4th quarter,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “First was the strong performance of Booking.com, our European business, which experienced gross travel bookings of $319.1 million, a year-over-year increase of 101%.  During the quarter, Booking.com successfully maintained high growth rates in continental Europe, enhanced the brand’s ability to market on a pan-European basis, and continued to grow its business between Europe and the United States.  We believe that solid execution by Booking.com’s management and employees continues to yield increased market share for our European business.  Second, high retail travel prices during the holidays created strong demand for priceline.com’s money-saving domestic services, particularly our Name Your Own Price® option.  Fourth-quarter domestic gross travel bookings were up 12% year over year and merchant bookings, which include our opaque services, were up 18%.”

In the United States, priceline.com’s goal is to be the leading online destination for value-conscious leisure travelers.  2006 milestones achieved include:

•                  Roll-out of More Ways to Save, providing a consistent presentation of retail and opaque options for all travel services

•                  Over 19,000 participating hotels in merchant retail and over 13,000 in opaque

•                  Launch of Sabre and G2 as GDS alternatives and recontracting with major airlines

•                  Launch of the new multi-media advertising campaign called The Negotiator, featuring William Shatner

Priceline Europe’s goal is to be the leading online hotel reservation service in Europe.  2006 milestones achieved include:

•                  Annual gross travel bookings growth of 111% (assuming Booking.com was owned for all of 2005)

•                  10.9 million room nights booked in 2006

•                  Over 25,000 participating hotels

•                  Hotel inventory available in more than 50 countries

•                  Hotel content available in 15 languages

•                  Development of Eastern European and cross-Atlantic business

Looking towards 2007, Mr. Boyd said, “We are building our flagship brand in Europe, Booking.com, on a foundation of outstanding inventory, true pan-European demand and a differentiated business model that we believe is better for both customers and suppliers.  In the United States, our full-service travel offering adds choices and context to our deeply discounted opaque service, creating a unique customer experience and, in our opinion, the best travel value available.  We believe these distinctive brand strengths served us well in 2006 and position us well for 2007.”

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Forward Guidance

For full-year 2007, priceline.com said that it expects to generate approximately $4 billion in gross travel bookings.  Priceline.com said that it expects to earn approximately $2.60 to $2.90 of pro forma net income per diluted share for full-year 2007.

Priceline.com said it was targeting the following for 1st quarter 2007:

•                  Year-over-year increases in overall gross travel bookings of approximately 25-30%.

•                  Year-over-year increases in gross travel bookings from Priceline Europe of approximately 75-80%.

•                  Year-over-year increase in revenue of approximately 15%.

•                  Year-over-year increase in pro forma gross profit of approximately 30% to 35%.

•                  Pro forma net income of between $0.22 and $0.30 per diluted share.

Pro forma net income per diluted share guidance for the 1st quarter and full-year 2007:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes option payroll tax expense,

•                  excludes non-cash income tax expense,

•                  excludes non-cash preferred stock dividends,

•                  includes the additional impact on minority interest expense of the pro forma adjustments described above,

•                  includes the anti-dilutive impact of the Conversion Spread Hedges on outstanding diluted common shares outstanding, and

•                  includes the dilutive impact of additional shares of unvested restricted stock and restricted stock units.

When aggregated, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $11 million for the 1st quarter 2007 and $50 million for full-year 2007.  On a per share basis, the company estimates between a GAAP net loss of approximately $0.06 per diluted share and GAAP net income of approximately $0.03 per diluted share for the 1st quarter 2007 and GAAP net income of approximately $1.35 to $1.65 per diluted share for the full-year 2007.

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About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) operates priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Priceline Europe, a leading European online hotel reservation service.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which can deliver the lowest prices available.

Priceline Europe operates one of Europe’s fastest growing hotel reservation services through its Booking.com network of hotel reservation services, Activehotels.com and priceline.co.uk.  Priceline Europe operates in more than 50 countries in 15 languages and offers its customers in Europe and the U.S. access to approximately 25,000 participating European hotels.

Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

###

Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “goal,” “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

— adverse changes in general market conditions for leisure and other travel services as a result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

— adverse changes in the Company’s relationships with airlines and other product and  service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both);

— the loss or reduction of global distribution fees;

— the bankruptcy or insolvency of another major domestic airline;

— the effects of increased competition;

— systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

— difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

— a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

— legal and regulatory risks; and

— the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma gross profit, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma gross profit and pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense often shows volatility unrelated to operating results since the expense is driven primarily by stock option exercise activity and the market price of priceline.com’s common stock.

•                  The restructuring charge, net and the impact of the favorable resolution of certain Federal transportation tax and state franchise tax issues are excluded because they can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.  In addition, the non-cash U.S. income tax benefit resulting from the release of a portion of priceline’s deferred tax valuation allowance in 3rd quarter 2006 and 3rd quarter 2005 is excluded because it does not impact cash earnings. The $3.0 million income tax benefit recorded in the 4th quarter of 2006 resulting from the impact on deferred taxes of a reduction in the Netherlands’ statutory tax rate is excluded from pro forma earnings because it could impact comparability of earnings with historical results from prior periods.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Equity in income (loss) of investees and minority interests is adjusted to exclude the impairment charge related to the investment in pricelinemortgage.com because it is a non-cash charge and it can impact comparability of earnings with historical results from prior periods.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which requires that priceline.com use the “if-converted” method of accounting for convertible debt instruments when calculating earnings per share, has been excluded because the common stock that underlie priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes are generally not issuable unless our common stock trades at prices of $44.00 per share and $45.54 per share, respectively.  On November 10, 2006 (the “Exchange Date”), the Company completed an exchange offer for all of its existing 1% Notes and substantially all of its existing 2.25% Notes, whereby the Company exchanged $1,000 principal amount of new 2006 1.00% Convertible Senior Notes due 2010 for each $1,000 principal amount of the existing 1% Notes, and $1,000 principal amount of new 2006 2.25% Convertible Senior Notes due 2025 for each $1,000 principal amount of the existing 2.25% Notes. The new notes are substantially the same as the existing notes except that the new notes have a net share settlement feature requiring the Company to settle the principal amount of the debt for cash upon conversion and cash or shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock for the conversion premium.  As result of the exchange, there is no material difference between the impact that EITF 04-08 has on GAAP net income per share as compared to the method that was used to calculate pro forma net income per diluted share prior to the exchange.  Accordingly, for periods subsequent to the Exchange Date, EITF 04-08 is applied for both GAAP and pro forma net income per share.

•                  The Company entered into hedge transactions (the “Conversion Spread Hedges”) that increase the effective conversion price of the Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.  The company uses the effective conversion price of $50.47 per share in its calculation of pro forma net income per share because, as a result of the Conversion Spread Hedges, the Convertible Senior Notes will not cause any actual economic dilution to either the Company’s outstanding diluted shares or its net income per share unless and until the Company’s common stock trades above the effective conversion price of $50.47 per share.

•                  All common stock warrants and shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$423,577	$80,341
Restricted cash	2,459	22,308
Short-term investments	7,983	72,745
Accounts receivable, net of allowance for doubtful accounts of $1,651 and $1,377, respectively	48,536	30,043
Prepaid expenses and other current assets	20,534	18,245
Total current assets	503,089	223,682

Property and equipment, net	21,691	18,271
Intangible assets, net	152,925	149,675
Goodwill	226,707	198,417
Deferred taxes	179,392	146,553
Other assets	21,844	17,430

Total assets	$1,105,648	$754,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,032	$37,851
Accrued expenses and other current liabilities	46,872	29,545
Deferred merchant bookings	4,768	3,619
Total current liabilities	100,672	71,015

Deferred taxes	39,714	42,375
Other long-term liabilities	11,885	10,889
Minority interest	22,486	23,659
Long-term debt	568,865	223,549
Total liabilities	743,622	371,487

Series B mandatorily redeemable preferred stock, $0.01 par value, 80,000 authorized shares; $1,000 liquidation value per share; 80,000 shares issued and 13,470 shares outstanding	13,470	13,470

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares,43,215,712 and 42,195,004 shares issued, respectively	331	323
Treasury stock, 6,603,050 and 2,496,326 shares, respectively	(486,468)	(350,628)
Additional paid-in capital	2,070,379	2,069,165
Deferred compensation	—	(6,810)
Accumulated deficit	(1,262,033)	(1,334,572)
Accumulated other comprehensive income (loss)	26,347	(8,407)
Total stockholders’ equity	348,556	369,071

Total liabilities and stockholders’ equity	$1,105,648	$754,028

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Merchant revenues	$204,649	$173,231	$904,169	$859,404
Agency revenues	54,301	29,770	213,900	99,051
Other revenues	1,121	912	5,034	4,205
Total revenues	260,071	203,913	1,123,103	962,660

Cost of merchant revenues	160,554	138,910	722,004	694,190
Cost of agency revenues	—	84	—	607
Cost of other revenues	—	—	—	—
Total costs of revenues	160,554	138,994	722,004	694,797

Gross profit	99,517	64,919	401,099	267,863

Operating expenses:
Advertising - Offline	6,869	4,475	31,831	30,957
Advertising - Online	26,908	16,533	113,822	58,535
Sales and marketing	10,624	6,328	42,119	34,295
Personnel, including stock based compensation of $4,651, $1,195, $14,928 and $4,169, respectively	22,552	14,855	79,421	49,659
General and administrative, including option payroll taxes of $95, $45, $368, and $111, respectively	8,950	6,381	28,587	20,881
Information technology	2,559	2,598	9,749	10,622
Depreciation and amortization	8,479	7,715	33,449	25,366
Restructuring charge, net	—	—	135	1,664

Total operating expenses	86,941	58,885	339,113	231,979

Operating income	12,576	6,034	61,986	35,884

Other income (expense):
Interest income	4,991	1,279	11,312	5,550
Interest expense	(2,457)	(1,298)	(7,060)	(5,075)
Other	(450)	(98)	(606)	(656)
Total other income (expense)	2,084	(117)	3,646	(181)

Earnings before income taxes, equity in income (loss) of investees and minority interests	14,660	5,917	65,632	35,703
Income tax benefit (expense)	(889)	(2,250)	12,388	156,277
Equity in income (loss) of investees and minority interests	(539)	123	(3,554)	749
Net income	13,232	3,790	74,466	192,729
Preferred stock dividend	—	—	(1,927)	(1,854)

Net income applicable to common stockholders	$13,232	$3,790	$72,539	$190,875

Net income applicable to common stockholders per basic common share	$0.37	$0.10	$1.88	$4.87

Weighted average number of basic common shares outstanding	36,166	39,352	38,650	39,161

Net income applicable to common stockholders per diluted common share	$0.33	$0.09	$1.68	$4.21

Weighted average number of diluted common shares outstanding	40,936	40,718	44,722	46,436

priceline.com Incorporated
RECONCILIATION OF GAAP TO PRO FORMA GROSS PROFIT
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

GAAP Gross Profit	$99,517	$64,919	$401,099	$267,863

(a) Favorable federal transportation tax determination	—	—	(1,600)	—
(b) Amortization of acquired intangible assets in cost of revenues	428	424	1,481	1,988
Pro Forma Gross Profit	$99,945	$65,343	$400,980	$269,851

priceline.com Incorporated
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

GAAP Net Income	$13,232	$3,790	$72,539	$190,875

(a) Favorable federal transportation tax determination	—	—	(1,600)	—
(b) Amortization of acquired intangible assets in cost of revenues	428	424	1,481	1,988
(b) Amortization of acquired intangible assets in Depreciation and amortization	5,893	5,423	23,206	16,605
(c) Stock-based compensation	4,651	1,195	14,928	4,169
(d) Favorable state franchise tax determination	—	—	(1,671)	—
(d) Stock option payroll taxes	95	45	368	111
(e) Restructuring charge	—	—	135	1,664
(f) Adjustment to exclude non-cash income taxes	(1,774)	864	(28,051)	(160,476)
(g) Impairment charge related to equity investment in pricelinemortgage.com	—	—	1,094	—
(g) Impact on minority interests of other pro forma adjustments	(97)	(312)	(1,211)	(827)
(e) Preferred stock dividend	—	—	1,927	1,854
Pro Forma Net Income	$22,428	$11,429	$83,145	$55,963

GAAP Weighted average number of diluted common shares outstanding	40,936	40,718	44,722	46,436

Adjustment for impact of EITF 04-08	(2,601)	—	(4,971)	(5,760)
Adjustment for Conversion Spread Hedges	(17)	—	—	—
Adjustment for warrants and restricted stock	539	302	1,188	299
Pro Forma Weighted average number of diluted common shares outstanding	38,857	41,020	40,939	40,975

Net income applicable to common stockholders per diluted common share:
GAAP (1)	$0.33	$0.09	$1.68	$4.21
Pro Forma	$0.58	$0.28	$2.03	$1.37

(1) Net income amounts used to calculate GAAP diluted earnings per share are adjusted to add back interest expense on convertible senior notes and preferred stock dividend in periods where the underlying shares are included in GAAP weighted average number of diluted common shares outstanding

(a)                           Favorable federal transportation tax determination is recorded in Revenue

(b)                           Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization

(c)                           Stock-based compensation is recorded in Personnel expense

(d)                           Favorable state franchise tax determination and option payroll taxes are recorded in General and administrative  expense

(e)                           Restructuring charge and Preferred stock dividend are recorded in those respective expense line items

(f)                            Non-cash income taxes are recorded in Income tax benefit (expense)

(g)                           Impairment charge related to equity investment in pricelinemortgage.com and the impact on minority interests of other pro forma adjustments are recorded in Equity in income (loss) of investees and minority interests

priceline.com Incorporated
Statistical Data
Dollar and unit data in thousands

Gross Bookings	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06
Domestic	$437,848	$491,949	$446,232	$378,301	$474,007	$570,757	$504,752	$423,275
International	71,902	77,515	164,822	158,460	272,814	356,593	398,416	319,136
Total	$509,750	$569,464	$611,054	$536,761	$746,821	$927,350	$903,168	$742,410
Agency	$241,935	$266,447	$343,214	$323,900	$480,506	$609,284	$600,406	$491,070
Merchant	267,815	303,017	267,840	212,861	266,315	318,066	302,762	251,340
Total	$509,750	$569,464	$611,054	$536,761	$746,821	$927,350	$903,168	$742,410
Year/Year Growth
Domestic	21.6%	4.6%	5.0%	3.0%	8.3%	16.0%	13.1%	11.9%
International	2494.5%	2512.1%	1474.3%	223.5%	279.4%	360.0%	141.7%	101.4%
excluding F/X impact	2372.4%	2396.4%	1475.6%	250.8%	313.8%	361.5%	131.8%	86.3%
Agency	107.5%	51.2%	118.7%	63.9%	98.6%	128.7%	74.9%	51.6%
Merchant	8.7%	2.0%	-3.8%	-2.6%	-0.6%	5.0%	13.0%	18.1%
Total	40.4%	20.3%	40.4%	29.0%	46.5%	62.8%	47.8%	38.3%
Units Sold	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06
Airline Tickets	747	789	680	582	728	821	666	588
Year/Year Growth	20.0%	-4.1%	-6.2%	-9.6%	-2.6%	4.1%	-2.0%	0.9%
Hotel Room-Nights	2,556	2,736	3,499	2,968	4,153	4,995	5,238	4,265
Year/Year Growth	52.0%	37.1%	67.7%	47.8%	62.5%	82.5%	49.7%	43.7%
Rental Car Days	1,278	1,535	1,692	1,315	1,621	2,000	2,044	1,789
Year/Year Growth	5.3%	8.9%	24.0%	23.4%	26.8%	30.3%	20.8%	36.1%

	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06

Revenue	$233,392	$266,557	$258,797	$203,913	$241,914	$307,651	$313,467	$260,071
Year/Year Growth	4.1%	2.8%	9.7%	4.6%	3.7%	15.4%	21.1%	27.5%
Gross Profit	$57,707	$65,234	$80,002	$64,919	$72,231	$105,804	$123,547	$99,517
Year/Year Growth	33.0%	21.3%	56.5%	30.1%	25.2%	62.2%	54.4%	53.3%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.
All figures reflect results from Booking.com B.V. since acquisition.